EXHIBIT 99.3

SHORELINE FINANCIAL CORPORATION
401(k)/PROFIT SHARING PLAN

FINANCIAL STATEMENTS
December 31, 2001 and 2000

SHORELINE FINANCIAL CORPORATION
401(k)/PROFIT SHARING PLAN
Benton Harbor, Michigan

FINANCIAL STATEMENTS
December 31, 2001 and 2000

[CROWE CHIZEK LOGO]

REPORT OF INDEPENDENT AUDITORS

Administrative Committee
Chemical Financial Corporation
Benton Harbor, Michigan

RE:  SHORELINE FINANCIAL CORPORATION 401(k)/PROFIT SHARING PLAN

We have audited the accompanying statements of net assets available for benefits of Shoreline Financial Corporation 401(k)/Profit Sharing Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000, and the changes in net assets available for benefits for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Crowe, Chizek and Company LLP Crowe, Chizek and Company LLP

Grand Rapids, Michigan January 25, 2002

SHORELINE FINANCIAL CORPORATION 401(k)/PROFIT SHARING PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2001 and 2000

	2001	2000
ASSETS
Investments
Common stock	$4,510,425	$4,362,179
Shares of registered investment companies	8,164,469	6,764,428
Loans to Plan participants	227,508	300,566
	12,902,402	11,427,173

Cash	4,776	331,380

NET ASSETS AVAILABLE FOR BENEFITS	$12,907,178	$11,758,553

See accompanying notes to financial statements.

SHORELINE FINANCIAL CORPORATION 401(k)/PROFIT SHARING PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
Year ended December 31, 2001

Additions to net assets attributed to:
Investment income
Net appreciation in fair value of investments	$1,420,564
Interest	22,945
Dividends	312,369
1,755,878

Contributions
Employer	384,220
Participants	704,224
Rollovers	122,570
1,211,014

Total additions	2,966,892

Deductions from net assets attributed to:
Benefits paid to participants	1,799,967
Administrative expenses	18,300
Total deductions	1,818,267

Net increase	1,148,625

Net assets available for benefits	11,758,553
Beginning of year

End of year	$12,907,178

See accompanying notes to financial statements.

SHORELINE FINANCIAL CORPORATION
401(k)/PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2001 and 2000

NOTE 1 - DESCRIPTION OF PLAN

The following description of the Shoreline Financial Corporation 401(k)/Profit Sharing Plan (Plan) provides only general information. Participants should refer to the Plan agreement or Summary Plan Description for a more complete description of the Plan's provisions.

General: The Plan is a profit sharing plan and provides for employee contributions under Section 401(k) of the Internal Revenue Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Employees with at least one hour of service are entitled to defer a portion of their salary to the plan. After one year of service a participant is entitled to receive an employer match. One year of service is required before a participant can take part in the profit sharing features of the Plan. A participant is credited with a year of service after completion of 1,000 hours of service during an eligibility period. A participant must also be at least 18 years of age to become eligible.

Contributions: Employer profit sharing contributions are made at the discretion of the Board of Directors of Shoreline Financial Corporation (the Company; Employer). For 2001, the profit sharing contribution totaled approximately $224,000. In addition, the employer matched 50% of employees' voluntary salary deferrals up to 4% of compensation. Employee voluntary salary deferrals may not exceed 15% of gross compensation.

Participant Accounts: Each participant's account is credited with the participant's contribution, an allocation of the Company's contribution, if eligible, and plan earnings net of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting: Participants are 100% vested in employee contributions and income thereon, at all times. Participants are 100% vested in employer contributions after two years.

Payment of Benefits: On termination of service due to death, disability or retirement, a participant may elect to receive an amount equal to the value of the participant's vested interest in his or her account in a lump-sum amount. For termination of service due to other reasons, a participant may transfer the value of the vested interest in his or her account to the trustee or custodian of another qualified retirement plan or receive a lump-sum distribution.

SHORELINE FINANCIAL CORPORATION
401(k)/PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2001 and 2000

NOTE 1 - DESCRIPTION OF PLAN (Continued)

Plan Termination: Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of Plan termination, participants would become 100 percent vested in their employer contributions.

Investment Options: Upon enrollment in the Plan, a participant may direct employee and employer contributions to any of eleven investment options. Participants are allowed to change their investment options at any time.

Participant Loans: Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50 percent of their vested account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Loan Fund. The term of the loan shall not exceed five years and shall have a stated maturity date not later than the date of the first expected distribution to the participant. The loan shall bear a reasonable rate of interest which shall be the prevailing rate charged by lenders for a loan of a similar type.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The policies and principles which significantly affect the determination of net assets and results of operations are summarized below.

Accounting Method: The Plan's financial statements are prepared on a basis of accounting in conformity with generally accepted accounting principles.

Investment Valuation: The Plan's investments are stated at fair value. Quoted market prices are used to value investments. Shares of registered investment companies are valued at the net asset value of shares held by the Plan at year-end. Loans to Plan participants are stated at cost which approximates fair value.

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, and actual results may differ from these estimates. It is at least reasonably possible that a significant change may occur in the near term for investment valuation.

SHORELINE FINANCIAL CORPORATION
401(k)/PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2001 and 2000

NOTE 3 - INVESTMENTS

The following presents investments that represent 5% or more of the Plan's net assets.

	December 31, 2001
	Units	Fair Value
Shares of Registered Investment Companies
Federated Investors Money Market	899,615	$899,615
Federated Max-Cap Index fund	32,255	750,901
Federated Mid-Cap Index fund	76,511	1,294,568
Fidelity Magellan fund	18,065	1,882,691
Fidelity Blue Chip Growth fund	33,968	1,458,579

Chemical Financial Corporation common stock	149,848	4,510,425

	December 31, 2000
	Units	Fair Value
Shares of Registered Investment Companies
Fidelity Institutional Cash Portfolio fund	1,246,541	$1,246,541
Fidelity Magellan fund	17,291	2,062,432
Fidelity Growth & Income fund	49,803	2,096,255
Fidelity Growth Opportunities fund	23,695	811,470

Shoreline Financial Corporation common stock	290,300	4,362,179

During 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $1,420,564 as follows:

Shares of Registered Investment Companies	$278,430
Chemical Financial Corporation common stock	1,142,134

$1,420,564

SHORELINE FINANCIAL CORPORATION
401(k)/PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2001 and 2000

NOTE 4 - TAX STATUS

The Shoreline Financial Corporation 401(k)/Profit Sharing Plan is a prototype plan, and uses a standardized Plan document sponsored by Chemical Bank & Trust Company (Chemical). The Internal Revenue Service has determined and informed Chemical by letter dated February 8, 1993, that the prototype plan is designed in accordance with the applicable sections of the Internal Revenue Code (IRC) for tax exempt status. The Plan Administrator believes the Plan is being operated in accordance with the terms of the Plan document

NOTE 5 - MERGER

On January 9, 2001, Shoreline Financial Corporation (Shoreline) merged with Chemical Financial Corporation (Chemical), a bank holding company headquartered in Midland, Michigan. The transaction was accounted for as a pooling-of-interest business combination in which each share of Shoreline common stock was exchanged for .64 share of Chemical common stock on a tax-free basis. As a result of this business combination, the Plan switched both the record keeping and custodian functions to Chemical Bank and Trust Company. The Shoreline 401(k)/Profit Sharing Plan was maintained separately during 2001. All plan assets were transferred to Chemical Bank and Trust Company on January 2, 2001.

Effective January 1, 2002, all assets of the Plan were merged into the Chemical Financial Corporation 401(k) Savings Plan. For compliance purposes, this was treated as a trustee-to-trustee transfer.

NOTE 6 - PARTY-IN-INTEREST TRANSACTIONS

Parties-in-interest are defined under Department of Labor Regulations as any fiduciary of the Plan, any party rendering service to the Plan, the employer and certain others. Professional fees for the administration and audit of the Plan were paid by the Company.

Upon completion of the merger, the Plan received 187,319 shares of Chemical common stock in exchange for Shoreline common stock. During 2001, the Plan, under employee direction, purchased 29,475 shares of Chemical common stock for a total purchase price of approximately $715,000 and sold 73,998 shares of Chemical common stock for approximately $2,427,430. In addition, Chemical issued a 5% stock dividend which resulted in 7,052 additional shares in 2001.

The Plan held the following party-in-interest investments (at fair value):

	December 31,
	2001	2000

Shoreline Financial Corporation - Common Stock		$4,362,179
Chemical Financial Corporation - Common Stock	$4,510,425

SHORELINE FINANCIAL CORPORATION
401(k)/PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2001 and 2000

NOTE 7 - PLAN AMENDMENTS

Effective January 1, 2001, the Plan was amended for the following changes. The trustee of the plan was changed to Chemical Bank and Trust Company. The entry date for new plan participants was changed from quarterly to monthly for employee contributions, and from semi-annually to quarterly for employer contributions. Normal retirement age was changed from 65 years to 60 years. Additionally, forfeitures will be used to reduce employer contributions to the Plan, instead of offsetting administrative expenses.

SUPPLEMENTAL SCHEDULE

SHORELINE FINANCIAL CORPORATION
401(k)/PROFIT SHARING PLAN
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2001

Attachment to Form 5500, Schedule H, Part IV, Line 4i
Name of plan sponsor:	Chemical Financial Corporation
Employer identification number:	38-0415896
Three-digit plan number:	002

(a)	(b) Identity of Issue or Borrower	(c) Description of Investment (Share or Par Value)	(d) Cost	(e) Current Value

Federated	Money Market fund	899,615 shares		$899,615
Investors	Max-Cap Index fund	32,255 shares		750,901
Mutual	U.S. Government Securities fund	33,685 shares		373,564
Funds	Mid-Cap Index fund	76,511 shares		1,294,568
	Stock Trust fund	7,105 shares		241,134

Fidelity	Puritan fund	27,464 shares		485,298
Investments	Low-Priced Stock fund	15,784 shares		432,810
Mutual	Blue Chip Growth fund	33,968 shares		1,458,579
Funds	Investment Trust Diversified International fund	18,098 shares		345,309
	Magellan fund	18,065 shares		1,882,691

*Chemical Financial Corporation	Common stock	149,848 shares		4,510,425

Participant loans		Highest interest rate - 10.5%		227,508
		Lowest interest rate - 7.25%

				$12,902,402

Due to all Plan investment elections being participant directed, disclosure of historical cost of certain Plan assets held by the Plan trustee is not required under the Employee Retirement Income Security Act of 1974.

*	Denotes party-in-interest
(d)	All investments are participant directed, therefore, historical cost information is not required.